UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2016

BankUnited, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35039	27-0162450
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14817 Oak Lane
Miami Lakes, FL 33016
(Address of principal executive offices) (Zip Code)

(305) 569-2000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

On February 2, 2016, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of BankUnited, Inc., a Delaware corporation (the “Company”), approved the employment agreements (the “Employment Agreements”) by and between the Company and each of John A. Kanas and Rajinder P. Singh (each, an “Executive” and, together, the “Executives”), and the Executives entered into their respective Employment Agreements as of such date.  The terms of the Employment Agreements are substantially the same for each Executive, except as otherwise noted below.  Pursuant to the Employment Agreements, the Committee will also grant performance unit and restricted share unit awards under the Company’s 2014 Omnibus Equity Incentive Plan (the “Plan”) to the Executives.

Each Employment Agreement has a three-year term, commencing as of January 1, 2016, which may be extended by mutual agreement of the parties (the “Employment Term”).  If the Employment Term would expire on or following the date of the first public announcement of a transaction or other event that would constitute a Change in Control (as defined in the Plan) (such announcement, a “Public Announcement”) and prior to consummation of such Change in Control, the Employment Term will automatically extend for a period of one year from the date the Employment Term would otherwise have expired, except that the Employment Term will end if such potential Change in Control is terminated or abandoned.  During the Employment Term, Mr. Kanas will continue to serve as Chief Executive Officer of the Company, reporting to the Board, and Mr. Singh will continue to serve as the Chief Operating Officer of the Company, reporting to the Chief Executive Officer.

The Employment Agreements set forth the following base salaries for the Executives:  $1,300,000 for Mr. Kanas and $700,000 for Mr. Singh.  The Employment Agreements also provide that each Executive will be eligible for an annual incentive award with a target incentive amount equal to 150% of the applicable Executive’s base salary (the “Target Annual Incentive”).  The actual annual incentive award will be based on each Executive’s achievement of performance criteria established by the Committee in consultation with the applicable Executive.

During the Employment Term, each Executive will also receive annual grants of performance units and restricted share units.  Each award will have a grant date fair value equal to 92.5% of base salary for Mr. Kanas and 75% of base salary for Mr. Singh.  For a description of the material terms of the performance units and restricted share units, please refer to the Performance Units and Restricted Share Units sections below.  The Executives will also be entitled to participate in the Company’s employee benefit plans and perquisites on the same basis as generally made available to other senior executives of the Company, as well as other benefits specified under the Employment Agreements.  For Mr. Singh, such specified benefits include a commitment by the Company to purchase, pay all premiums on and otherwise maintain in good standing a second-to-die life insurance policy with a death benefit of not less than $15 million (the “Split-Dollar Life Insurance Policy”).

The Employment Agreements provide that, in the event of an Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason (each, as defined in the Employment Agreements) during the Employment Term, such Executive will be entitled to receive, subject to the Executive’s execution of a release of claims against the Company, (i) payment of an amount equal to two times the sum of the applicable Executive’s base salary and Target Annual Incentive (or three times such sum if termination occurs on or following a Change in Control); (ii) payment of the Executive’s pro-rated annual incentive award based on actual performance for the year of termination (or a pro-rated annual incentive award based on target performance if termination occurs on or following a Change in Control); (iii) full vesting of the restricted share unit awards (and any other time-based equity awards); (iv) vesting of the performance unit awards (and any other performance-based equity awards) based on actual achievement for the performance criteria (subject to the Public Announcement exception described in the Performance Unit Awards section below); (v) continued coverage under the Company’s group health plans at the Company’s expense for up to 24 months following termination; and (vi) for Mr. Singh, continuation of the Split-Dollar Life Insurance Policy.

In addition, the Employment Agreements provide that, in the event of an Executive’s termination of employment during the Employment Term due to an Executive’s death or Disability (as defined in the Employment Agreements), such Executive will be entitled to receive the benefits described in (iii)-(vi) above, as applicable, and in the event an Executive continues his employment with the Company following expiration of the Employment Term and his employment is subsequently terminated for any reason, such Executive will be entitled to receive the benefits described in (iii), (iv) and (vi) above, as applicable.

The Employment Agreements do not require the Company to reimburse the Executives for the amount of any golden parachute excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).  Instead, if the payments to be received by either Executive under the Employment Agreements would result in the imposition of the golden parachute excise tax, the amounts payable will be paid in full or reduced to such lesser amounts that would result in no portion of the payments being subject to the golden parachute excise tax, whichever would result in such Executive’s receipt of the greatest amount under his Employment Agreement on an after-tax basis.

Each of the Executives are subject to confidentiality and non-disparagement obligations under the Employment Agreements, as well as non-competition and non-solicitation covenants for a period of 18 months following a termination of employment during the Employment Term by the Company for Cause or following Executive’s voluntary resignation without Good Reason.

The Employment Agreements are subject to regulatory laws to the extent applicable.

Performance Units

As mentioned above, in connection with entry into the Employment Agreements each Executive will be granted performance units pursuant to the terms of the Employment Agreements and will be granted annual performance units during each subsequent year of the Employment Term.  Pursuant to the terms of the Employment Agreements and the applicable award agreements, performance units will vest following the completion of a three-year performance period beginning on January 1 of the year of grant and based on achievement of performance criteria established by the Committee in consultation with the applicable Executive, subject to such Executive’s continued employment with the Company through the end of the performance period.  Upon a Change in Control, the performance unit awards automatically convert to time-based restricted share units (“Converted RSUs”) that vest at the completion of the three-year performance period, subject to the applicable Executive’s continued employment with the Company through the vesting date.  In the event an Executive’s termination of employment due to the Executive’s death or Disability, without Cause by the Company, for Good Reason by the Executive or for any reason following the expiration of such Executive’s Employment Agreement, in each case, prior a Public Announcement, any unvested portions of the performance unit awards will vest based on actual achievement of the performance criteria.  If any such termination occurs on or following a Public Announcement and contingent on the consummation of the Change in Control, the Converted RSUs will fully vest on the later to occur of (i) the date of such Change in Control and (ii) the termination date.

Restricted Share Units

As mentioned above, each Executive will be granted restricted share units pursuant to the Employment Agreements and will be granted annual restricted share units during each subsequent year of the Employment Term.  Pursuant to the terms of the Employment Agreements and the applicable award agreements, the restricted share units will vest as to one-third on December 31 of each of the first three calendar years following the grant date, subject to such Executive’s continued employment with the Company through such dates.  In the event of a Change in Control or an Executive’s termination of employment due to the Executive’s death or Disability, without Cause by the Company, for Good Reason by the Executive or for any reason following the expiration of such Executive’s Employment Agreement, any unvested restricted share units will fully vest.

The foregoing description of the Employment Agreements is qualified in its entirety by reference to the full text of the Employment Agreements, copies of which will be filed as exhibits to the Company’s next periodic report filed under the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2016	BANKUNITED, INC.

/s/ Leslie Lunak
	Name:	Leslie Lunak
	Title:	Chief Financial Officer